Exhibit (c) (23)

Goldman Sachs

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INVESTMENT BANKING DIVISION

Preliminary Summary Discussion Materials Prepared for

The Denali Board of Directors

Goldman, Sachs & Co.

October 18, 2012

Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

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Disclaimer

At the request of the Special Committee of the Board of Directors (the “Special Committee”) of Denali (the “Company”), Goldman, Sachs & Co. (“GS”) has prepared these materials and GS’s related presentation (the “Confidential Information”) for the information and assistance of the senior management and the Special Committee of the Board of Directors of the Company in connection with their consideration of the matters referred to herein. Without GS’s prior written consent, the Confidential Information may not be circulated or referred to publicly, or disclosed to any other person. Notwithstanding anything hereinto the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GS imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and GS, on the other hand.

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The Goldman Sachs Team

INVESTMENT BANKING DIVISION

Technology Investment Banking

Denali Coverage

George Lee

Pawan Tewari

Guy Nachtomi

Ray Kwong

Peter Brundage

Global Co-Head of TMT

Managing Director

Managing Director

Vice President

Managing Director

Corporate Finance Solutions

Srinidhi Raghavan

Benjamin Mensah

Michael Tepatti

Daniel Shefter

Associate

Analyst

Analyst

Head of Corporate

Finance Solutions

Leveraged Finance

Credit Risk Mgmt & Advisory

Matt DeFusco

Head of TMT

Leveraged Finance

Anne Russ

Eric Lindberg

Vice President

Vice President

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Introduction

INVESTMENT BANKING DIVISION

Goldman Sachs would like to thank the Board of Directors for the opportunity to share our preliminary observations on several key questions regarding Denali today:

1 What is the public market’s perception of Denali and why does Denali trade the way that it does?

— Denali’s share price performance and public trading multiples have lagged those of its peers, likely due to a range of factors, including lower expectations of growth, EUC’s significant contribution to Denali and the market’s weak outlook for the PC sector, recent company underperformance, Denali’s significant cash balances and a broad disconnect from valuation fundamentals as a result of industry disruption

2 How do management’s financial projections compare in the context of public market perceptions?

— Wall Street research analyst estimates suggest a fundamentally lower outlook for growth compared to management’s financial projections

3 What are the standalone value implications of management’s financial projections?

— Illustrative standalone valuation analyses result in Denali value outcomes that are significantly higher than the current share price

4 What are some of the potential alternatives that are available to Denali today and what are the key financial, strategic, operational and transactional issues to consider?

— There are a range of alternatives that Denali could potentially consider, including, but not limited to, pursuing the current strategy, a take-private LBO, some form of a company separation via spin-off / spin-merger or return of capital initiatives

— While illustrative financial analyses of these alternatives may result in value outcomes significantly higher than the current share price as a result of assumptions such as purchase price, pro forma financials and pro forma trading multiples, there are significant issues to consider around the execution, complexity, costs and timing of pursuing these alternatives

In reaching our preliminary observations, we have relied upon management’s 9/21 Case financial projections (“management’s financial projections” or the “9/21 Case financial projections”) and have reviewed the July 2012 Board Strategy Plan financial projections and other documents provided by management in the data room Additional diligence and management discussions and input would be required in order to further develop and refine our preliminary observations and analyses

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❶ Public Market Perspectives on Denali

INVESTMENT BANKING DIVISION

- **Denali's share price has underperformed relative to those of its peer groups…**

Time Period	Denali	HP	WholeCo	EUC	Enterprise	Software	Services	S&P
Last 10 Years	(65)%	19 %	1141 %	109 %	220 %	276 %	335 %	37 %
Last 5 Years	(67)%	(72)%	45 %	(28)%	(7)%	46 %	58 %	(10)%
Last 3 Years	(41)%	(70)%	49 %	10 %	1 %	41 %	48 %	(8)%
Last 1 Year	(42)%	(45)%	12 %	7 %	1 %	7 %	24 %	(13)%

- **…with slower revenue growth…**

Revenue CAGR[1]	Denali	HP	WholeCo	EUC	Enterprise	Software	Services	S&P
Last 10 Years	5 %	7 %	10 %	14 %	15 %	10 %	8 %	4 %
Last 5 Years	(1)%	2 %	9 %	(0)%	9 %	6 %	5 %	2 %
Last 3 Years	3 %	1 %	13 %	(7)%	9 %	9 %	11 %	1 %
Last 1 Year	(7)%	(5)%	9 %	7 %	7 %	3 %	7 %	1 %

- **…and current public trading multiples lagging those of its peers**

CY2013E Multiple	Denali	HP	WholeCo	EUC	Enterprise	Software	Services	S&P
Enterprise Value / Sales[2]	0.2 / 0.3 x	0.4 x	2.1 x	0.1 x	1.2 x	2.6 x	1.1 x	0.1 x
Enterprise Value / EBITDA[2]	2.5 / 3.4 x	3.4 x	6.7 x	5.2 x	5.1 x	7.1 x	8.0 x	3.2 x
P / E	5.2	4.0	11.9	12.0	12.4	11.4	11.7	7.2
Operating P / E[3]	1.3	2.7	8.9	6.8	7.5	8.7	10.8	4.9

Source: Bloomberg, company reports, public filings, Capital IQ and IBES

Note: WholeCo peer composite consists of Accenture, Apple, Cisco, EMC, HP, IBM, Microsoft, NetApp, Oracle and SAP. EUC peer composite consists of Acer, AsusTek and Lenovo. Enterprise peer composite consists of Brocade, Cisco, EMC, HP, IBM, Juniper and NetApp. Services peer composite consists of Accenture, CGI and CSC. Software peer composite consists of BMC Software, CA, Compuware, Informatica, Microsoft, Oracle, SAP, Symantec and Tibco. S&P peer composite consists of Ingram Micro and TechData.

[1] Based on the median revenue compound annual growth rate of each of the peer groups, calculated for the historical period through to calendar year 2012 using calendar year 2012 IBES estimates. In addition figure does not adjust for acquisitions over time.

[2] First figure represents Denali's EV / Sales and EV / EBITDA multiple. Second figure assumes the public market adjusts Denali's cash balance for the tax associated with repatriating Denali's offshore cash balances, assuming 100% of the cash is offshore.

[3] Operating P / E calculated by removing cash per share from each company's share price.

Preliminary Summary Observations

5

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1 Public Market Perspectives on Denali

INVESTMENT BANKING DIVISION

Cont’d

Denali’s current valuation is likely attributable to a range of potential factors, including, but not limited to:

— Expectations of lower Denali growth – both revenue and EPS

— EUC segment financials overwhelming the financial contribution of other segments (EUC represents ~50% of revenues)

— Market outlook for the PC industry

— Overhang from recent stock and operating underperformance

Another reason for Denali’s current valuation could be because investors are not be attributing full value to its significant cash balances

— Cash is primarily offshore and, absent changes in tax regulations, would require tax payment on repatriation

— Some investors may have the view that the cash will be used for acquisitions that have limited near-term P&L benefit

Companies at the center of industries undergoing major structural changes often suffer from depressed valuations that seem “disconnected” from fundamentals

— Many investors believe that the shift to mobile computing represents a significant disruption to the traditional desktop and “notebook” ecosystem

— Investors are often reluctant to fight strong “secular headwinds” even when values become attractive in absolute and relative terms; as a result, valuations can remain depressed for protracted periods

Preliminary Summary Observations

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❷ Management Financial Projections

INVESTMENT BANKING DIVISION

(US$ in millions, except per share amounts)

- The 9/21 Case financial projections reflect top-line reductions across the entire business relative to the July 2012 Board Strategy Plan, with operating income and margins for EUC, Enterprise and S&P impacted most significantly

	% Difference of Revenue Dollars						% Difference of Operating Margins[1]					
	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018
EUC	(12)%	(4)%	(1)%	(2)%	(2)%	(2)%	(30)%	(53)%	(55)%	(58)%	(75)%	(75)%
Enterprise	(13)%	(1)%	(1)%	(0)%	(1)%	(1)%	(56)%	(51)%	(46)%	(44)%	(35)%	(35)%
Services	(2)%	(2)%	(2)%	(1)%	(1)%	(1)%	5 %	-- %	-- %	(0)%	(7)%	(8)%
Software	NM	(118)%	0 %	(6)%	0 %	1 %	NM	NM	34 %	2 %	(12)%	(20)%
S&P	(8)%	(3)%	(2)%	(2)%	3 %	3 %	(17)%	(25)%	(29)%	(35)%	(49)%	(55)%
WholeCo	(9)%	(1)%	0 %	(1)%	(2)%	(2)%	(15)%	(18)%	(13)%	(16)%	(35)%	(36)%

- Wall Street research analysts have lower estimates than the 9/21 Case financial projections, including little to no revenue growth and correspondingly lower EPS estimates

	9/21 Case			Denali IBES Estimates			IBES less 9/21 Case		
	FY2013	FY2014	FY2015	FY2013	FY2014	FY2015	FY2013	FY2014	FY2015
Revenue	$ 57,490	$ 59,933	$ 63,232	$ 57,468	$ 58,099	$ 57,392	$(22)	$(1,834)	$(5,841)
Revenue Growth	**(7.4)%**	**4.2 %**	**5.5 %**	**(7.4)%**	**1.1 %**	**(1.2)%**	**(0.0)%**	**(3.1)%**	**(6.7)%**
Operating Income	$ 3,999	$ 4,188	$ 4,851	$ 4,029	$ 4,099	$ 4,001	$ 30	$(88)	$(850)
% Margins	7.0 %	7.0 %	7.7 %	7.0 %	7.1 %	7.0 %	0.1 %	0.1 %	(0.7)%
EPS	**$ 1.70**	**$ 1.84**	**$ 2.20**	**$ 1.74**	**$ 1.80**	**$ 1.79**	**$ 0.04**	**$(0.04)**	**$(0.41)**
% Difference							*2.4 %*	*(2.2)%*	*(18.6)%*

Source: Management and IBES

[1] Highlighted figures represent operating margin declines of 25% or greater.

Preliminary Summary Observations

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❸ Illustrative Status Quo Financial Analysis

INVESTMENT BANKING DIVISION

(In US$)

- High unlevered free cash flows implied by management's financial projections result in illustrative DCF share price values that are significantly higher than Denali's current share price

Illustrative Discount Rate	Implied Share Price – Perpetuity Growth Rate -- %	1.5 %	3.0 %	Implied Terminal Year EBITDA Multiple – Perpetuity Growth Rate -- %	1.5 %	3.0 %
8.0 %	$ 33.94	$ 39.45	$ 48.27	8.9 x	11.1 x	14.7 x
11.0 %	25.45	27.94	31.37	6.5	7.6	9.2
14.0 %	20.61	21.96	23.69	5.1	5.8	6.7

- Denali's current share price implies lower growth and margins than in management's financial projections and potentially flat to negative perpetuity growth[1]

Δ in Annual EBIT Margin vs. 9/21 Case	Implied Share Price – Δ in Annual Rev. Growth Rate vs. 9/21 Case (5.0)%	(2.5)%	-- %	Implied FY2018 EBITDA – Δ in Annual Rev. Growth Rate vs. 9/21 Case (5.0)%	(2.5)%	-- %
(5.0)%	$ 9.86	$ 10.70	$ 11.62	$ 2,179	$ 2,389	$ 2,621
(2.5)%	16.49	18.06	19.78	3,538	3,929	4,360
-- %	23.13	25.43	27.94	4,897	5,468	6,099

- An illustrative present value of future share price analysis results in share prices similar to the current share price assuming Denali trades at a consistent multiple to today. However, peer PEG multiples would suggest that Denali should trade at higher multiples (thus implying higher prices) given the EPS growth profile of management's financial projections

	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018
Diluted EPS (Non-GAAP)	$ 1.70	$ 1.84	$ 2.20	$ 2.45	$ 2.56	$ 2.64
% Annual Growth		*8.2 %*	*19.6 %*	*11.4 %*	*4.5 %*	*3.1 %*
% CAGR from FY2013 EPS		*8.2 %*	*13.7 %*	*12.9 %*	*10.8 %*	*9.2 %*
Illustrative PV of Future Share Price						
@ a 5.0x Forward P/E Multiple and Illustrative 10.0% Discount Rate		$ 9.19	$ 9.99	$ 10.11	$ 9.61	$ 9.03
@ a 9.0x Forward P/E Multiple and Illustrative 10.0% Discount Rate		$ 16.53	$ 17.98	$ 18.19	$ 17.29	$ 16.26

Source: Management and IBES

Note: Please refer to Appendix A pages 14 and 15 for additional assumptions and detail

[1] The illustrative sensitivity analysis below assumes an illustrative 11.0% discount rate and perpetuity growth rate of 1.5%.

Preliminary Summary Observations 8

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4 Summary Overview of Selected Potential Alternatives

INVESTMENT BANKING DIVISION

Denali

A B C D

Status Quo

Take-Private Leveraged Buyout

Separation via Spin-Off

Separation via Client Spin- Merger

Return of Capital to Shareholders

100% Spin-Off with No Cash Dividend

100% Spin-Off with Cash Dividend

Sponsored Spin-Off

Share Repurchase (New Debt or Existing Cash) Cash Dividend (New Debt or Existing Cash)

Note: Dotted blue lines denote alternatives that Denali could pursue on a standalone basis

Preliminary Summary Observations

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A Illustrative Leveraged Buyout Analysis

INVESTMENT BANKING DIVISION

(US$ in millions, except per share amounts)

The potential returns to a sponsor will be dependent on a wide range of variables, including, but not limited to, the purchase price, the sources and quantum of funding, the ability and cost of utilizing offshore cash balances to fund a transaction, Denali’s go-forward effective tax rate, the transaction structure and the exit opportunities available

Illustrative Sources and Uses (Assumes a $15.00 Purchase Price)1

Illustrative Sources

Amount

% of Total

PF % Own.

Cash

$13,538

31%

Rollover Debt

7,423

17%

New Debt

12,500

28%

MD Rollover

3,674

8%

35%

SE Rollover

1,989

5%

19%

New Sponsor Equity

4,918

11%

46%

Total

$44,042

100%

100%

Illustrative Uses

Amount

% of Total

Equity Purchase Price

$26,080

59%

Assumed Debt

7,423

17%

Refinanced Debt

1,018

2%

Total Purchase Price (excl. Cash)

$34,521

78%

Minimum Cash

6,500

15%

Tax on Cash Repatriation

2,463

6%

Fees and OID

558

1%

Total

$44,042

100%

Illustrative Returns Analysis to New Sponsor3

Purchase Price per Share

$ 13.00

$ 14.00

$ 15.00

$ 16.00

$ 17.00

$ 18.00

Implied Premium

39%

50%

60%

71%

82%

93%

Implied LTM EBITDA Entry Multiple

3.8 x

4.2 x

4.6 x

4.9 x

5.3 x

5.7 x

Illustrative Returns Assuming Same Exit Multiple

28.1%

24.8%

22.4%

20.5%

19.0%

17.8%

Source: Management and company reports

Note: Please refer to Appendix A page 16 for additional assumptions and detail. Please refer to Appendix A pages 22 and 23 for DFS and tax-related considerations

1 Illustrative pro forma capital structure results in pro forma gross leverage of 4.3x, compared to 1.8x currently, as of 2013 fiscal year end.

2 Assumed minimum cash balanced based on management estimates and includes approximately $1.3 billion of restricted cash in Asia.

3The illustrative returns analysis to new sponsor assumes a non-GAAP tax rate of 21.0% per management estimates.

Preliminary Summary Observations

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INVESTMENT BANKING DIVISION

B Illustrative Spin-Off Analysis

(US$ in millions, except per share amounts)

- In order to evaluate the merits of a potential separation, a wide range of factors should be taken into consideration
  - Potential benefits may include, but are not limited to, "unlocking" embedded shareholder value through potential multiple re-rating of the Company, enhanced strategic, financial and operational flexibility; additionally, separated companies could become M&A candidates
  - Potential issues for consideration include, but are not limited to, the nature, magnitude and impact of potential operating dissynergies (e.g. cross-selling, sales organization leverage, materials sourcing, share corporate costs, etc.), potential customer, supplier and employee reaction, and the timing and complexity of execution of such a separation
- For illustrative purposes, we consider, based on management guidance, a separation into a "Client" business and an "Enterprise" business
  - **Client** (FY2014 revenues / EBITDA: $36.7 billion / $1.8 billion): Consists of EUC, the consumer business of Services' Support & Deployment (~10% of Services revenue) and the consumer-related portion of S&P (~75% of S&P revenue)
  - **Enterprise** (FY2014 revenues / EBITDA: $23.3 billion / $2.2 billion): Consists of Enterprise Solutions, Software, the corporate business of Services (~90% of Services revenue) and the corporate-related portion of S&P (~25 of S&P revenue)

Illustrative 100% Enterprise Spin-Off (Value per Denali Share)

		Client EV / FY2014E EBITDA		
		2.0 x	4.0 x	6.0 x
Enterprise	5.0 x	$ 10.05	$ 12.13	$ 14.22
EV / FY14	7.0 x	12.58	14.67	16.75
EBITDA	9.0 x	15.12	17.20	19.28

Illustrative Value of Dissynergies (Value per Denali Share)[1]

Illustrative Dissynergy	Per Share
$580 Million of Annual Enterprise Sourcing Dissynergies @ 7.0x	$ 2.34
$100 Million of Annual Enterprise Corporate & Public Company Costs @ 7.0x	0.40
$100 Million of Annual Client Corporate & Public Company Costs @ 4.0x	0.23
Tax on Repatriation of Offshore Cash	0.85
One-Time Transaction Costs	0.45
Illustrative Total	**$ 4.27**

Source: Management, company reports and IBES

Note: Please refer to Appendix A pages 17– 19 for additional assumptions and detail. Please refer to Appendix pages 22 and 23 for DFS and tax-related considerations

[1] Estimated Enterprise sourcing and corporate and public company cost dissynergies are capitalized at an assumed 7.0x EV / FY2014 EBITDA multiple. Estimated Client corporate and public company cost dissynergies are capitalized at an assumed 4.0x EV / FY2014 EBITDA multiple.

Preliminary Summary Observations

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C Illustrative Spin-Merger Analysis

INVESTMENT BANKING DIVISION

(In US$)

- A spin-merger between Client and Strategic Party has the potential to enhance Denali shareholder value, assuming:
  - Multiple uplift of Client business if New Strategic Party (pro forma Client + Strategic Party) trades in-line with Strategic Party's current standalone multiples
  - Potential revenue and cost synergies through a combination of Client and Strategic Party
  - Enterprise business multiple re-rating in line with Enterprise peer trading multiples
  - Other unquantified potential tax and structuring benefits related to New Strategic Party (e.g. foreign jurisdiction for new company)
- However, issues around execution (including negotiating a merger with a third party), timing and post-transaction trading performance are some of the uncertainties in a spin-merger transaction, in addition to those found in a straight spin transaction

Current EV / FY2014 EBITDA
Strategic Party : 4.6x Denali: 2.6

Illustrative Trading Multiple Sensitivity Analysis (Value per Denali Share)

		New Strategic Party EV / FY2014 EBITDA		
		3.6 x	4.6 x	5.6 x
Enterprise	5.0 x	$ 11.65	$ 12.63	$ 13.62
EV / FY14	7.0 x	14.18	15.17	16.15
EBITDA	9.0 x	16.71	17.70	18.68

Illustrative Denali Ownership Sensitivity Analysis (Value per Denali Share)

		New Strategic Party EV / FY2014 EBITDA		
		3.6 x	4.6 x	5.6 x
Denali S/H	50.1 %	$ 14.18	$ 15.17	$ 16.15
% Own.	55.0 %	14.70	15.78	16.86
in NQ	60.0 %	15.23	16.41	17.59

Source: Management, company reports and IBES

Note: Please refer to Appendix A page 20 for additional assumptions and detail. Please refer to Appendix pages 22 and 23 for DFS and tax-related considerations

Preliminary Summary Observations 12

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Appendix A: Supplemental Materials

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Goldman Sachs

❸ Illustrative Discounted Cash Flow Analysis

INVESTMENT BANKING DIVISION

(US$ in millions, except per share amounts)

	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018	Terminal Year
Revenue	$ 57,490	$ 59,933	$ 63,232	$ 66,567	$ 68,019	$ 69,562	$ 69,562
% Growth		*4.2 %*	*5.5 %*	*5.3 %*	*2.2 %*	*2.3 %*	
EBITDA (Pre-GAAP Adjustments)	$ 4,599	$ 4,788	$ 5,451	$ 5,872	$ 6,005	$ 6,099	$ 6,099
% Margin	*8.0 %*	*8.0 %*	*8.6 %*	*8.8 %*	*8.8 %*	*8.8 %*	*8.8 %*
Unlevered Free Cash Flow	**$ 2,219**	**$ 2,880**	**$ 3,443**	**$ 3,902**	**$ 4,299**	**$ 4,366**	**$ 4,344**

Illustrative Discount Rate	Implied Share Price – Perpetuity Growth Rate: -- %	1.5 %	3.0 %	Implied Terminal Year EBITDA Multiple – Perpetuity Growth Rate: -- %	1.5 %	3.0 %
8.0 %	$ 33.94	$ 39.45	$ 48.27	8.9 x	11.1 x	14.7 x
11.0 %	25.45	27.94	31.37	6.5	7.6	9.2
14.0 %	20.61	21.96	23.69	5.1	5.8	6.7

Sensitivity Analysis Assuming a 11% Illustrative Discount Rate and 1.5% Perpetuity Growth Rate

Δ in Annual EBIT Margin vs. 9/21 Case	Implied Share Price – Δ in Annual Rev. Growth Rate vs. 9/21 Case: (5.0)%	(2.5)%	-- %	Implied Terminal Year EBITDA Multiple – Δ in Annual Rev. Growth Rate vs. 9/21 Case: (5.0)%	(2.5)%	-- %
(5.0)%	$ 9.86	$ 10.70	$ 11.62	6.1 x	6.3 x	6.5 x
(2.5)%	16.49	18.06	19.78	7.0	7.2	7.3
-- %	23.13	25.43	27.94	7.4	7.5	7.6

Sensitivity Analysis Assuming a 1.5% Perpetuity Growth Rate

Illustrative Discount Rate	Implied Share Price – Terminal Year Δ in WC as a % of Δ in Revenue: -- %	10.0 %	20.0 %	Implied Terminal Year EBITDA Multiple – Terminal Year Δ in WC as a % of Δ in Revenue: -- %	10.0 %	20.0 %
8.0 %	$ 39.45	$ 38.47	$ 37.49	11.1 x	10.7 x	10.3 x
11.0 %	27.94	27.35	26.75	7.6	7.3	7.1
14.0 %	21.96	21.56	21.16	5.8	5.6	5.4

Source: Management and company reports

Note: The illustrative discounted cash flow analysis discounts cash flows to 2013 fiscal year end and assumes management's non-GAAP tax rate estimate of 21.0%. Assuming excess offshore cash of $7.0 billion is repatriated and subject to a 35% tax rate, the impact on implied share price is an approximate reduction of approximately $1.40

Supplemental Materials 14

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INVESTMENT BANKING DIVISION

❸ Illustrative Present Value of Future Share Price Analysis

(In US$)

Denali FY 1 P/E	
Current (IBES FY 2013)	5.4 x
1Yr. Avg.	7.0
2Yr. Avg.	8.1

CY 1 P/E/G	
Denali[1]	3.7 x
HP[2]	NM
WholeCo	1.3
EUC	0.7
Enterprise	1.3
Services	1.4
Software	1.3
S&P	0.9

	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018
Diluted EPS (Non-GAAP)	$ 1.70	$ 1.84	$ 2.20	$ 2.45	$ 2.56	$ 2.64
% Annual Growth		*8.2 %*	*19.6 %*	*11.4 %*	*4.5 %*	*3.1 %*
% CAGR from FY2013 EPS		*8.2 %*	*13.7 %*	*12.9 %*	*10.8 %*	*9.2 %*
Illustrative PV of Future Share Price						
@ a 5.0x Forward P/E Multiple and Illustrative 10.0% Discount Rate		$ 9.19	$ 9.99	$ 10.11	$ 9.61	$ 9.03
@ a 5.0x Forward P/E Multiple and Illustrative 13.0% Discount Rate		$ 9.19	$ 9.73	$ 9.58	$ 8.86	$ 8.11
@ a 7.0x Forward P/E Multiple and Illustrative 10.0% Discount Rate		$ 12.86	$ 13.99	$ 14.15	$ 13.45	$ 12.64
@ a 7.0x Forward P/E Multiple and Illustrative 13.0% Discount Rate		12.86	13.62	13.41	12.40	11.35
@ a 9.0x Forward P/E Multiple and Illustrative 10.0% Discount Rate		$ 16.53	$ 17.98	$ 18.19	$ 17.29	$ 16.26
@ a 9.0x Forward P/E Multiple and Illustrative 13.0% Discount Rate		16.53	17.51	17.24	15.95	14.60

Source: Management, company reports, Bloomberg and IBES
Note: The illustrative future share price analysis discounts future share prices to 2013 fiscal year end. CY1 P/E/G multiples calculated based on CY2012 – CY2014 IBES EPS CAGRS, unless otherwise noted.
[1] Denali EPS CAGR based on January fiscal year end IBES estimates.
[2] HP EPS CAGR based on October fiscal year end IBES estimates.

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Goldman Sachs

INVESTMENT BANKING DIVISION

A Illustrative Leveraged Buyout Analysis

(US$ in millions, except per share amounts)

Illustrative Sources and Uses

Illustrative Sources		% of Total
Extant Cash	$ 13,538	30.7 %
Rollover Notes	5,996	13.6
Rollover Structured Financing Debt	1,427	3.2
New $3 billion ABL	2,000	4.5
New Term Loan A	1,500	3.4
New Term Loan B	3,000	6.8
New Secured Bond	2,500	5.7
New Unsecured Guaranteed Notes	3,500	7.9
Total New Debt[4]	**$ 12,500**	**28.4**
MD Rollover at $15.00 per share[5]	3,674	8.3
Southeastern AM Rollover at $15.00 per share[5]	1,989	4.5
New Sponsor Equity	4,918	11.2
Total Illustrative Sources	**$ 44,042**	**100.0 %**

Illustrative Uses		% of Total
Equity Purchase Price at $15.00 per share[1]	$ 26,080	59.2 %
Assumed Existing Notes	5,996	13.6
Assumed Existing Structured Financing Debt	1,427	3.2
Refi Commercial Paper	1,018	2.3
Total Purchase Price Excluding Cash	**34,521**	**78.4**
Minimum Cash	6,500	14.8
Advisory Fees	75	0.2
Consulting / Legal	50	0.1
Financing Fees[2]	403	0.9
OID[3]	30	0.1
Tax on Cash Repatriation[4]	2,463	5.6
Total Illustrative Uses	**$ 44,042**	**100.0 %**

Illustrative Returns Analysis to New Sponsor

Assumes 21% Non-GAAP Tax Rate

Purchase Share Price	% Implied Premium	Implied LTM EBITDA Entry Multiple	Implied LTM EBITDA Exit Multiple					
			3.8 x	4.2 x	4.6 x	4.9 x	5.3 x	5.7 x
$ 13.00	39%	3.8 x	28.1 %	30.4 %	32.6 %	34.6 %	36.6 %	38.5 %
$ 14.00	50%	4.2 x	22.6 %	24.8 %	26.9 %	28.9 %	30.7 %	32.5 %
$ 15.00	60%	4.6 x	18.2 %	20.4 %	22.4 %	24.3 %	26.1 %	27.8 %
$ 16.00	71%	4.9 x	14.6 %	16.7 %	18.7 %	20.5 %	22.3 %	24.0 %
$ 17.00	82%	5.3 x	11.6 %	13.6 %	15.5 %	17.3 %	19.0 %	20.7 %
$ 18.00	93%	5.7 x	9.0 %	11.0 %	12.8 %	14.6 %	16.2 %	17.8 %

Assumes 30% Non-GAAP Tax Rate

Purchase Share Price	% Implied Premium	Implied LTM EBITDA Entry Multiple	Implied LTM EBITDA Exit Multiple					
			3.8 x	4.2 x	4.6 x	4.9 x	5.3 x	5.7 x
$ 13.00	39%	3.8 x	25.9 %	28.4 %	30.7 %	32.9 %	35.0 %	36.9 %
$ 14.00	50%	4.2 x	20.5 %	22.9 %	25.1 %	27.2 %	29.2 %	31.0 %
$ 15.00	60%	4.6 x	16.2 %	18.5 %	20.7 %	22.7 %	24.6 %	26.4 %
$ 16.00	71%	4.9 x	12.7 %	14.9 %	17.0 %	19.0 %	20.8 %	22.6 %
$ 17.00	82%	5.3 x	9.7 %	11.9 %	13.9 %	15.8 %	17.6 %	19.3 %
$ 18.00	93%	5.7 x	7.1 %	9.2 %	11.2 %	13.1 %	14.8 %	16.5 %

Source: Management and company reports

Note: Based on management's non-GAAP tax rate estimate of 21.0%.

[1] Assumes an illustrative purchase price of $15.00 per share, implying a 60% premium to the current share price of $9.35

[2] Financing fees estimated based on fees of 2.5% for the new ABL and Term Loans A and B and fees of 4.0% on new high yield bonds and notes.

[3] Based on an estimated OID of 99 for the new Term Loan B.

[4] Illustrative tax on offshore cash repatriation estimated by assuming that $7.0 billion of offshore cash, representing extant cash of $13.5 billion in excess of an estimated minimum cash balance requirement of $6.5 billion, is repatriated and subject to a 35.0% tax rate.

[5] Assumes that MD and Southeastern Asset Management roll 100% of their existing equity stakes in the transaction.

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Goldman Sachs B Preliminary Separation Topics for Consideration INVESTMENT BANKING DIVISION

For the purposes of evaluating the potential benefits and consideration of a business separation, we consider, based on management guidance, an illustrative separation of Denali into:

— Client: Consists of EUC, the consumer business of Services’ Support & Deployment (~10% of Services revenue) and the consumer-related portion of S&P (~75% of S&P revenue)

— Enterprise: Consists of Enterprise Solutions, Software, the corporate business of Services (~90% of Services revenue) and the corporate-related portion of S&P (~25 of S&P revenue)

Potential Benefits

Potentially “unlock” embedded shareholder value through trading multiple re-rating and arbitrage

Allows each entity to pursue potentially unique strategic, operation and financial objectives

— Pursue and execute growth strategy

— Strategic flexibility and optionality

— Management focus

In a public market context, may allow each entity to target potentially different shareholder bases

Each entity could potentially become an acquisition/merger target

Potential Considerations

The nature, magnitude and impact of potential operating dissynergies, including the loss of:

— Revenue and cross-selling opportunities

– Sales organization leverage

— Entry into emerging markets via Client / PC pull-through of Enterprise

— COGS / materials sourcing scale and influence

— Shared corporate overhead and public company costs

— Scale / credit quality to provide financing services to customers

— Client cash flows for investment in Enterprise

Potential customer, supplier and employee reaction and impact

The management pipeline to fill senior management positions at both entities

Potential shareholder dislocation

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Goldman Sachs B Illustrative Spin-Off Analysis Overview of Preliminary Assumptions INVESTMENT BANKING DIVISION

(US$ in millions)

The illustrative financial projections below incorporate estimated operating dissynergies related to sourcing and corporate and public company costs. Additional transaction-related dissynergies are incorporated into the analyses in the subsequent pages, including tax on repatriation of offshore cash and other one-time separation transaction-related costs

Further diligence would be required to refine the analysis

Illustrative Client Financial Summary

FY2013 FY2014 FY2015 FY2016 FY2017 FY2018

Revenue

EUC $28,655 $28,915 $30,096 $31,299 $31,612 $31,929

% Growth (13.8)% 0.9% 4.1% 4.0% 1.0% 1.0%

S&P 6,906 7,044 7,255 7,473 7,510 7,548

% Growth (9.9)% 2.0% 3.0% 3.0% 0.5% 0.5%

Services 739 724 742 785 803 823

% Growth 66.8% 66.8% 0.4% 5.7% 2.4% 2.4%

Revenue $36,301 $36,683 $38,093 $39,557 $39,926 $40,299

% Growth (12.2)% 1.1% 3.8% 3.8% 0.9% 0.9%

EBIT

EUC $924 $725 $743 $705 $638 $638

% Margin 3.2% 2.5% 2.5% 2.3% 2.0% 2.0%

S&P 602 631 625 600 560 500

% Margin 8.7% 9.0% 8.6% 8.0% 7.5% 6.6%

Services 441 419 429 450 457 464

% Margin 59.6% 57.9% 57.8% 57.3% 56.9% 56.4%

EBIT (Non-GAAP)1, 2 $1,632 $1,441 $1,466 $1,427 $1,330 $1,280

% Margin 4.5% 3.9% 3.8% 3.6% 3.3% 3.2%

EBITDA (Pre-GAAP Adj.)2 $2,011 $1,809 $1,828 $1,784 $1,682 $1,628

% Margin 5.5% 4.9% 4.8% 4.5% 4.2% 4.0%

Illustrative Enterprise Financial Summary

FY2013 FY2014 FY2015 FY2016 FY2017 FY2018

Revenue

Enterprise Solutions $10,559 $11,392 $12,298 $13,278 $13,832 $14,425

% Growth 2.8% 7.9% 8.0% 8.0% 4.2% 4.3%

Services 7,771 8,139 8,613 9,263 9,596 9,947

% Growth (1.4)% 4.7% 5.8% 7.5% 3.6% 3.7%

S&P 2,302 2,348 2,418 2,491 2,503 2,516

% Growth NM 2.0% 3.0% 3.0% 0.5% 0.5%

Software 557 1,371 1,809 1,979 2,162 2,375

% Growth NM 146.3% 31.9% 9.4% 9.2% 9.9%

Revenue $21,189 $23,250 $25,139 $27,010 $28,093 $29,263

% Growth 2.3% 9.7% 8.1% 7.4% 4.0% 4.2%

EBIT

Enterprise Solutions $326 $550 $685 $850 $950 $990

% Margin 3.1% 4.8% 5.6% 6.4% 6.9% 6.9%

Services 1,977 2,110 2,306 2,551 2,643 2,735

% Margin 25.4% 25.9% 26.8% 27.5% 27.5% 27.5%

S&P 151 158 156 150 140 125

% Margin 6.5% 6.7% 6.5% 6.0% 5.6% 5.0%

Software (50) (23) 290 350 400 430

% Margin NM NM 16.0% 17.7% 18.5% 18.1%

EBIT (Non-GAAP)1, 2, 3 $1,587 $1,966 $2,605 $3,065 $3,295 $3,439

% Margin 7.5% 8.5% 10.4% 11.3% 11.7% 11.8%

EBITDA (Pre-GAAP Adj.)2 $1,808 $2,199 $2,844 $3,308 $3,542 $3,691

% Margin 8.5% 9.5% 11.3% 12.2% 12.6% 12.6%

Source: Management and company reports

1 Includes allocated Long-Term Incentive expenses and other cost adjustments and excludes non-GAAP adjustments.

2 Includes an additional estimated $100 million of annual pre-tax operating expenses related to assumed duplication of certain corporate and public company costs, based on management guidance.

3 Includes $580 million of annual pre-tax sourcing dissynergies associated with an illustrative separation, per management estimates.

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Goldman Sachs

B Illustrative Spin-Off Analysis
(Cont'd)
(US$ in millions, except per share amounts)

INVESTMENT BANKING DIVISION

- Illustrative per share value outcomes to Denali shareholders in spin-off scenarios are driven by potentially achieving a public multiple re-rating to higher multiples that are more in-line with Client peers (~4.0x FY2014 EBITDA) and Enterprise peers (~7.0x FY2014 EBITDA) trading multiples today

100% Spin-Off w/ No Cash Dividend[1]

- Assumes a spin-off of Enterprise to Denali shareholders, with no cash dividend to shareholders

	Illustrative Value	
	% Own.	Per Share
Client Equity Stake	100.0 %	$ 5.80
Enterprise Equity Stake	100.0 %	9.33
Illustrative Total Value		**$ 15.12**
Illustrative After-tax Separation Costs[2]		(0.45)
Illustrative Adjusted Total Value		**$ 14.67**

Illustrative Sensitivity Analysis

		Client EV / FY2014E EBITDA		
		2.0 x	4.0 x	6.0 x
Enterprise	5.0 x	$ 10.05	$ 12.13	$ 14.22
EV / FY14	7.0 x	12.58	14.67	16.75
EBITDA	9.0 x	15.12	17.20	19.28

Illustrative Sensitivity Analysis

- Other spin-off variations include
  - 100% spin-off with a cash dividend to shareholders that is funded by additional debt raised at Client and/or Enterprise
  - Sponsored spin-off in which a sponsor makes an equity investment for up to a 49.9% stake in Client, with those cash proceeds being used to pay a cash dividend to shareholders
- Additional leverage at either entity could potentially impact the pro forma trading multiples, thus changing the value shareholders may receive
- Similarly, a sponsor's investment in Client can be at a negotiated value discount, thereby also affecting the value shareholders may receive

Summary Dissynergy Assumptions

- The illustrative spin-off analyses make a number of assumptions regarding potential operational, financial and transaction-related dissynergies, including:
  - $580 million of annual dissynergies at Enterprise related to sourcing (~2.7% of Enterprise revenue and 5.5% of ESG revenue)
  - $100 million each of additional annual corporate and public company costs at both separated entities that would need to be duplicated
  - $1 billion of one-time, pre-tax transaction-related separation costs
  - Does not assume any DFS related-financial impact
  - 35% tax rate on repatriation of offshore cash balances for deleveraging purposes
  - Lower leverage capacity as a result of lower pro forma EBITDA related to operational dissynergies

Illustrative Impact of Dissynergies

Illustrative Dissynergy	Per Share
$580 Million of Annual Enterprise Sourcing Dissynergies @ 7.0x[3]	$ 2.34
$100 Million of Annual Enterprise Corporate & Public Company Costs @ 7.0x[4]	0.40
$100 Million of Annual Client Corporate & Public Company Costs @ 4.0x[4]	0.23
Tax on Repatriation of Offshore Cash[5]	0.85
One-Time Transaction Costs[2]	0.45
Illustrative Total	**$ 4.27**

Source: Management and company reports

[1] *Illustrative analysis assumes Client trades at 4.0x FY2014 EBITDA and Enterprise trades at 7.0x FY2014 EBITDA.*

[2] *Assumes illustrative one-time separation costs of $1.0 billion, taxed at 21.0%.*

[3] *Assumes $580 million of annual dissynergies, capitalized at assumed Enterprise trading multiple of 7.0x FY2014 EBITDA.*

[4] *Assumes $100 million of annual dissynergies at each entity, capitalized at assumed Enterprise trading multiple of 7.0x FY2014 EBITDA and Client trading multiple of 4.0x FY2014 EBITDA.*

[5] *Assumes taxes of $1.5 billion based on repatriation of $4.2 billion of offshore cash, taxed at 35.0%, for Client deleveraging.*

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Goldman Sachs

INVESTMENT BANKING DIVISION

C Illustrative Spin-Merger Analysis

Strategic Party Estimates Based on IBES

(In US$)

Current EV / FY2014 EBITDA
Strategic Party[3]: 4.6x Denali[3]: 2.6

Illustrative Summary[1]

	Illustrative Value	
	% Own.	Per Share
New Strategic Party Equity Stake	50.1 %	$ 6.29
Enterprise Equity Stake	100.0 %	9.33
Illustrative Total Value		**$ 15.62**
Illustrative After-tax Separation Costs		(0.45)
Illustrative Adjusted Total Value		**$ 15.17**

Summary Synergy and Dissynergy Assumptions

- The illustrative spin-merger analysis make a number of assumptions regarding potential operational, financial and transaction-related synergies and dissynergies, including:
  - No revenue synergies and 50 bps of combined EBITDA margin improvement at New Strategic Party
  - $580 million of annual dissynergies at Enterprise related to sourcing (~2.7% of Enterprise revenue and 5.5% of ESG revenue)
  - $100 million of additional annual corporate and public company costs at Enterprise
  - $1 billion of one-time, pre-tax transaction-related separation costs
  - Does not assume any DFS related-financial impact
  - 35% tax rate on repatriation of offshore cash balances for deleveraging purposes
  - Lower leverage capacity as a result of lower pro forma EBITDA related to operational dissynergies

Illustrative Ownership Sensitivity Analysis

		New Strategic Party EV / FY2014 EBITDA		
		3.6 x	4.6 x	5.9 x
Denali S/H	50.1 %	$ 14.18	$ 15.17	$ 16.15
% Own.	55.0 %	14.70	15.78	16.86
in NQ	60.0 %	15.23	16.41	17.59

Illustrative Multiple Sensitivity Analysis

		New Strategic Party EV / FY2014 EBITDA		
		3.6 x	4.6 x	5.6 x
Enterprise	5.0 x	$ 11.65	$ 12.63	$ 13.62
EV / FY14	7.0 x	14.18	15.17	16.15
EBITDA	9.0 x	16.71	17.70	18.68

Illustrative Synergy Sensitivity Analysis

- Assumes New Strategic Party trades at 4.6x FY2014 EBITDA
- Assumes Enterprise trades at 7.0x FY2014 EBITDA

		New Strategic Party EBITDA Margin Improvement		
		-- %	0.5 %	1.0 %
N. Strategic Party	(2.5)%	$ 14.33	$ 14.83	$ 15.32
Revenue	-- %	14.67	15.17	15.66
Synergies	2.5 %	15.01	15.50	16.00

Source: Management, company reports and IBES

Note: Assumes a spin-merge transaction occurs at fiscal year end 2013 and Denali shareholders' ownership in New Strategic Party of 50.1% at Strategic Party's current public market equity valuation

[1] For illustrative purposes, assumes no combined revenue synergies and a 0.5% EBITDA margin improvement relative to the blended pro forma EBITDA margin.

[2] Assumes a 21% tax rate.

[3] New Strategic Party and Strategic Party based on Strategic Party's March fiscal year end. Enterprise based on Denali's January fiscal year end.

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Goldman Sachs

INVESTMENT BANKING DIVISION

D Illustrative Return of Capital Analysis

(US$ in millions, except per share amounts)

- As a result of the difference between Denali's current P / E multiple and the cost of newly issued debt or the cost of holding cash on the balance sheet (even factoring for a potential 35% repatriation tax), Denali could potentially deliver value accretion to shareholders through a debt or cash-funded one-time share repurchase or cash dividend

One-Time Share Repurchase

Illustrative $2 Billion Leveraged Share Repurchase[1]		
Net Debt Proceeds for Repurchase		**$ 1,980**
Repurchase Price (@ 10% Premium)		$ 10.28
% of Current Basic Shares Repurchased		11.1 %
Pro Rata Value per Share		**$ 1.14**
FY2014 Status Quo EPS		$ 1.84
FY2014 Pro Forma EPS		2.04
% EPS Accretion / Dilution		**11.2 %**
	Illustrative FY2014 P/E Multiple	
	5.0 x	**6.0 x**
Pro Forma Share Price	$ 10.21	$ 12.25
PF Value of Retained Shares	9.08	10.89
Pro Rata Value	**$ 10.22**	**$ 12.03**

Illustrative $2 Billion Cash Financed Share Repurchase		
Cash Post-Repatriation Tax for Repurchase		**$ 1,980**
Repurchase Price (@ 10% Premium)		$ 10.28
% of Current Basic Shares Repurchased		11.1 %
Pro Rata Value per Share		**$ 1.14**
FY2014 Status Quo EPS		$ 1.84
FY2014 Pro Forma EPS		2.06
% EPS Accretion / Dilution		**12.3 %**
	Illustrative FY2014 P/E Multiple	
	5.0 x	**6.0 x**
Pro Forma Share Price	$ 10.31	$ 12.38
PF Value of Retained Shares	9.17	11.00
Pro Rata Value	**$ 10.31**	**$ 12.14**

One-Time Cash Dividend to Shareholders

Illustrative $2 Billion Dividend Recapitalization[1]		
Net Debt Proceeds for Dividend		**$ 1,980**
Basic Shares Outstanding		1,735
Dividend per Share		**$ 1.14**
FY2014 Status Quo EPS		$ 1.84
FY2014 Pro Forma EPS		1.81
% EPS Accretion / Dilution		**(1.5)%**
	Illustrative FY2014 P/E Multiple	
	5.0 x	**6.0 x**
Pro Forma Share Price	$ 9.05	$ 10.86
Per Share Dividend	1.14	1.14
Pro Rata Value	**$ 10.19**	**$ 12.00**

Illustrative $2 Billion Cash Financed Dividend		
Cash Post-Repatriation Tax for Dividend		**$ 1,980**
Basic Shares Outstanding		1,735
Dividend per Share		**$ 1.14**
FY2014 Status Quo EPS		$ 1.84
FY2014 Pro Forma EPS		1.83
% EPS Accretion / Dilution		**(0.4)%**
	Illustrative FY2014 P/E Multiple	
	5.0 x	**6.0 x**
Pro Forma Share Price	$ 9.15	$ 10.98
Per Share Dividend	1.14	1.14
Pro Rata Value	**$ 10.29**	**$ 12.12**

Source: Management and company reports

Note: Illustrative analysis assumes a 21.0% non-GAAP tax rate, a pre-tax interest rate on cash balances of 0.5%, a 35.0% tax rate on repatriated offshore cash balances

1 Assumes $2.0 billion of new debt issuance via $500 million of T+125 new senior notes due February 2015, $750 million of T+200 new senior notes due February 2017 and $750 million of T+237.5 new senior notes due February 2022. Assumes fees of 1.0% on new issuances and a pro forma credit rating of Baa1 / BBB.

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Goldman Sachs Preliminary DFS Topics for Consideration INVESTMENT BANKING DIVISION

Summary of Selected Key Topics and Preliminary Perspectives

1 What is the impact of a sub-investment grade corporate credit rating on DFS?

There are likely two primary impacts of a credit downgrade on DFS:

— Inability to source funding via the commercial paper market

– Denali could potentially increase the size of the securitization program and / or access other forms of funding (e.g., an ABL revolver) to replace the commercial paper funding sources

— Higher funding costs across the range of funding sources

The Company should however continue to have access to the conduit and securitization markets, as well as the unsecured market

2 Could DFS be “ring-fenced” to mitigate the potential impacts of a corporate credit rating downgrade?

While there are examples of similar situations whereby the rating agencies have delineated between opco / holdco structures when dealing with captive financing subsidiaries (e.g., Ford), it is likely that the ring-fenced entity would be rated within 1-2 notches of the parent

— A range of other factors could influence the chances of benefitting from a ring-fence approach, including the nature of the protections / barriers put in place between the parent and subsidiary, the ownership structure of the subsidiary, the standalone credit quality of the subsidiary, perceptions around the parent’s credit strength and the level of co-dependence between the parent and subsidiary, among others

On balance, we do not believe the Company would materially benefit from a ring-fenced structure given the Company would still likely be able to access key funding markets, albeit at slightly higher funding costs

3 Would a separation of Denali into Client and Enterprise businesses automatically require a divestiture of DFS?

A separation, in and of itself, would not necessarily require a divestiture of DFS. There exists the potential to, in effect, separate the DFS portfolio and establish a DFS successor entity at each of Client and Enterprise

— Key factors to consider would include the credit quality and ratings of the new companies, the portfolio diversity of the receivables within each DFS successor entity and the resulting ability to access the funding markets and cost of funding

4 Are there potential third party alternatives available for DFS?

There is likely to be interest from third parties in acquiring all or a portion of DFS

There are examples of other companies that have outsourced their financing activities and established relationships with third party financing providers (e.g., Apple / Barclays, Kohl’s / Capital One)

— Key factors will likely center around what level of control Denali would like to maintain from a customer interfacing perspectives and determining a set of governance controls for the relationship (e.g., underwriting standards, financing terms, veto rights and final authority)

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Preliminary Tax Considerations

Leveraged Buyout

Domicile of parent company

Should parent reincorporate to foreign country (i.e., “inversion”)

Existing offshore cash

Tax leakage from using offshore cash to fund buyout

Ability to minimize repatriation tax via inversion

Ongoing tax rate considerations

Impact of additional leverage on tax rate given need to repatriate cash flow to fund debt service

Inversion: potential rationale

Reduce repatriation tax leakage on offshore cash

Intercompany debt, etc…

Inversion: considerations

Impact on business and brand/reputation

Technical issues (e.g., rollover shareholders, desire for tax-deferral)

DFS: ability to use as home for offshore cash

Impact of corporate tax reform

Spin-off / Separation

Ability to consummate tax-free spin-off

Some potential tax leakage even if overall spin is tax-free

Inversion not feasible in stand-alone spin-off

Repatriation tax leakage if offshore cash used to fund debt reduction or return of capital to shareholders

Effective tax rates of separate companies

Client likely to have significantly lower tax rate than Enterprise

Spin-Merger

Tax-free status of overall transaction

Denali shareholders need to own >50% of combined company

Potential inversion of Client business as part of merger

Merger with foreign partner (e.g., Strategic Party) facilitates inversion

Need to consider structures for Denali shareholders to defer gain (e.g., exchangeable shares)

Repatriation tax leakage if offshore cash used to fund debt reduction or return of capital to shareholders

Return of Capital

Tax leakage if offshore cash is utilized

Limited capacity for additional tax-efficient repatriation

Use of debt vs. offshore cash depends in part on views regarding future tax policy

Repatriation holiday

Corporate tax reform

Impact of additional leverage on ongoing tax rate

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PRELIMINARY CONFIDENTIAL DRAFT – SUBJECT TO CHANGE AFTER FURTHER DILIGENCE AND REVIEW

Goldman Sachs

Selected Precedent Leveraged Buyouts

INVESTMENT BANKING DIVISION

(US$ in millions)

Announcement Date	Acquirer	Target	Debt Financing	Equity Financing	Enterprise Value	Premium
26-Feb-07	Morgan Stanley/Citigroup/Lehman Brothers/KKR/TPG/Goldman Sachs	TXU	$ 31,650	$ 8,000	$ 43,800	22 %
1-Apr-07	KKR	First Data	22,000	7,000	29,000	28
20-May-07	TPG/Goldman Sachs	Alltel	24,000	4,600	28,600	9
3-Jul-07	Blackstone	Hilton Hotels	20,600	4,372	24,972	40
29-May-07	Lehman Brothers/Tishman Speyer Properties	Archstone-Smith Trust	15,640	5,100	20,740	18
25-Jun-07	BC Partners/Unison Capital/Silver Lake	Intelsat	15,000	1,600	16,600	NA
1-Mar-11	Blackstone	Centro Properties Group-US Assets	NA	NA	9,400	NA
14-May-07	Cerberus	Chrysler	NA	NA	9,250	NA
19-Jun-07	Carlyle Group/Clayton Dubilier & Rice/Bain Capital	Home Depot Supply	6,000	2,500	8,500	NA
11-May-07	Apax/OMERS Capital Partners	Thomson Learning	5,580	1,920	7,500	NA
4-Jun-07	Silver Lake/TPG	Avaya	5,250	2,015	7,265	11
23-Nov-11	KKR/Crestview Partners/NGP Energy Capital/Itochu Corporation	Samson	3,600	3,600	7,200	NA
24-Feb-12	Apollo/Riverstone Holdings/Access Industries	EP Energy Corporation (El Paso)	3,500	3,600	7,100	NA
2-May-07	Clayton Dubilier & Rice/KKR	US Foodservice	NA	NA	7,100	NA
11-Mar-07	KKR/Citigroup/Goldman Sachs	Dollar General	4,200	2,805	7,005	34
29-May-07	Madison Dearborn Partners	CDW	4,449	2,403	6,852	14
18-Jul-12	BC Partners/CPPIB	Cequel Communications	4,615	1,985	6,600	NA
5-Jul-11	Apax/CPP/Public Sector Pension Investment Board of Canada	Kinetic Concepts	4,800	1,759	6,300	4
19-Jun-07	Madison Dearborn/Citigroup/DLJ/BAML/Wachovia	Nuveen Investments	3,600	2,700	6,300	22
2-Jul-07	Carlyle Group	Manor Care	4,600	1,299	5,899	6
Mean			$ 10,534	$ 3,368	$ 13,299	19 %
Median			5,250	2,700	7,383	18

Source: Capital IQ
Note: Leveraged buyout transactions reflect the top 20 deals since 2007 that are greater than $5.0 billion in announced transaction value

Supplemental Materials 24

PRELIMINARY CONFIDENTIAL DRAFT – SUBJECT TO CHANGE AFTER FURTHER DILIGENCE AND REVIEW

Goldman Sachs

Selected Precedent Spin-Off Transactions

INVESTMENT BANKING DIVISION

(US$ in billions)

Parent	Parent Market Cap[3]	SpinCo	Announcement Date	Parent Relative Share Price Reaction[4]
SAIC	4.0	TechnicalServicesCo	8/30/2012	3.8%
PPG	15.6	ChemicalsCo (To merge with Georgia Gulf)	7/19/2012	7.2%
News Corporation[1]	48.8	PublishingCo	6/26/2012	7.8%
Tyco International Limited[2]	24.4	FlowControlCo (To merge with Pentair)	3/28/2012	4.8%
Covidien	20.9	PharmaCo	12/15/2011	3.0%
Entergy	12.3	TransmissionCo (To merge with ITC)	12/5/2011	2.9%
Abbott Labs	82.1	PharmaCo	10/19/2011	2.8%
Tyco International Limited	20.3	ADT / FlowControlCo / CommercialSecurityCo	9/19/2011	3.4%
McGraw-Hill	11.7	McGraw-Hill Education	9/12/2011	3.3%
AMR	1.2	Eagle	8/11/2011	0.5%
Kraft Foods, Inc.	60.3	Kraft Foods Group, Inc.	8/4/2011	3.4%
Mean				**3.9%**
Median				**3.4%**

Note: Highlighted transactions denote Goldman Sachs advisory role

[1] Though the News Corporation spin-off was officially announced on 6/27/2012, a leak on 6/26/2012 caused the majority of the market reaction. On 6/27/2012, News Corporation outperformed the S&P 500 by 1.6%

[2] Tyco initially announced a three way spin in September 2011. On March 28, 2012 Tyco announced that the FlowControlCo separation will be achieved via a spin-merger with Pentair. Mean and Median parent stock price reaction includes both Tyco price reactions (in September 2011 and in March 2012).

[3] Market capitalization of parent at time of announcement.

[4] Share price reaction is calculated relative to the S&P 500.

Supplemental Materials

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PRELIMINARY CONFIDENTIAL DRAFT – SUBJECT TO CHANGE AFTER FURTHER DILIGENCE AND REVIEW

Goldman Sachs Selected Precedent Spin-Merger Transactions INVESTMENT BANKING DIVISION

(US$ in millions)

Ownership at Signing1 Relative Price Reaction On Announcement2

Date Announced Date Completed Size Parent Spinco Merger Partner Parent Merger Partner Parent Merger Partner

19-Jul-12 - $2,100 PPG Commodity Chemicals Georgia Gulf 50.5% 49.5% 7.2% 12.9%

28-Mar-12 - 4,900 Tyco Flow Control Pentair 52.5% 47.5% 4.8% 15.6%

5-Dec-11 - 5,332 Entergy Electric Transmission ITC Holdings 50.1% 49.9% 2.9% 2.1%

17-Nov-11 1-May-12 860 MeadWestvaco Consumer & Office ACCO Brands 50.5% 49.5% 7.6% 28.1%

13-May-09 1-Jul-10 8,600 Verizon Local Wireline Operations Frontier Communications 66.0 - 71.0% 29.0 - 34.0% 0.3% (2.7)%

4-Jun-08 5-Nov-08 3,300 Procter & Gamble Folgers J.M. Smucker 53.5% 46.5% 0.0% (1.8)%

15-Nov-07 4-Aug-08 2,600 Kraft Foods Post Ralcorp Holdings 54.0% 46.0% (0.6)% 13.8%

16-Jan-07 31-Mar-08 2,700 Verizon Verizon’s New England Local Fairpoint Communications 60.0% 40.0% (1.2)% -

23-Aug-06 7-Mar-07 3,300 Weyerhaeuser Weyerhaeuser Fine Paper Domtar 55.0% 45.0% 2.2% (5.9)%

7-Aug-06 31-Jul-07 1,200 AmerisourceBergen Corp. and Kindred Healthcare PharMerica and Kindred Pharmacy Services (KPS) PharMerica and KPS merged to form New PharMerica 50.0% 50.0% (0.1)% 4.7%

6-Feb-06 12-Jun-07 2,700 Walt Disney Co. ABC Radio Networks Citadel Broadcasting 52.0% 48.0% 7.5% -

9-Dec-05 17-Jul-06 9,096 Alltel Corp. Windstream Valor Communications 85.0% 15.0% (0.3)% (0.7)%

16-Mar-05 16-Aug-05 1,100 Fortune Brands ACCO World General Binding 66.0% 34.0% 2.7% 39.9% 13-Jun-02 20-Dec-02 2,788 HJ Heinz Selected Heinz food brands Del Monte Foods 74.5% 25.5% (4.1)% 9.6%

25-Feb-02 30-Sep-02 428 Helmerich & Payne H&P Oil and Gas Division Key Production 65.3% 34.8% 0.4% 1.0%

19-Dec-01 18-Nov-02 72,041 AT&T AT&T Broadband Comcast Corp. 54.8% 40%3 1.7% (8.4)%

10-Oct-01 31-May-02 671 P&G Jif and Crisco J.M. Smucker 53.0% 47.0% (3.8)% 33.3%

Mean $7,277 58.5% 41.2% 1.6% 9.4%

Median $2,700 53.8% 46.5% 0.4% 3.4%

Note: Highlighted transactions denote Goldman Sachs advisory role

1 All ownership stakes were fixed at time of signing the merger agreement except Verizon / Frontier spin-merger, which employed a collar clause that allowed pro-forma ownership of combined entity to vary based on Frontier’s share price.

2 Price reaction is relative to S&P 500.

3 Microsoft owned the remaining 5.3% economic interest in the merged entity.

Supplemental Materials